Exhibit 99

Release Date:	Further Information:
IMMEDIATE RELEASE	David J. Bursic
January 24, 2012	President and CEO
or
Jonathan D. Hoover
Sr. Vice President
Phone: 412/364-1913

WVS FINANCIAL CORP. ANNOUNCES SECOND QUARTER AND SIX MONTHS ENDED DECEMBER 31, 2011 NET INCOME AND EARNINGS PER SHARE

Pittsburgh, PA — WVS Financial Corp. (NASDAQ: WVFC), the holding company for West View Savings Bank, today reported net income of $614 thousand or $0.30 per diluted share, for the six months ended December 31, 2011 as compared to net income of $273 thousand or $0.13 per diluted share for the same period in 2010. The $341 thousand increase in net income during the six months was primarily attributable to a $641 thousand increase in net interest income, an $86 thousand decrease in non-interest expense, and a $55 thousand change in the provision for loan losses, which were partially offset by a $280 thousand increase in income tax expense, and a $161 thousand decrease in non-interest income. The increase in net interest income is attributable to a $2.0 million decrease in interest expense, which was partially offset by a $1.4 million decrease in interest income. The decrease in interest expense was primarily due to lower average balances of fixed-rate legacy long-term FHLB borrowings and whole-sale time deposits during the six months ended December 31, 2011, when compared to the same period in 2010. The decrease in interest income was primarily attributable to lower average balances of interest earning financial assets, when compared to the same period in 2010. The decrease in non-interest expense was primarily due to decreases in federal deposit insurance expense, when compared to the same period in 2010. The change in the provision for loan losses was primarily attributable to lower levels of non-performing loans. The increase in income tax expense was primarily attributable to higher levels of taxable income. The decrease in non-interest income was primarily attributable to a $131 thousand other-than-temporary impairment charge on two private-label mortgage-backed securities, and decreases in correspondent loan origination, ATM, and credit card fees.

Net income for the three months ended December 31, 2011 totaled $204 thousand or $0.10 per diluted share as compared to $215 thousand or $0.10 per diluted share for the same period in 2010. The $11 thousand decrease in net income during the quarter ended December 31, 2011 was primarily attributable to a $136 thousand decrease in non-interest income and a $118 thousand increase in income tax expense, which were partially offset by a $158 thousand decrease in non-interest expense, a $58 thousand increase in net interest income, and a $27 thousand change in the provision for loan losses. The decrease in non-interest income was primarily the result of a $106 thousand other-than-temporary impairment charge on one private-label mortgage-backed security, and decreases in correspondent loan origination, ATM, and deposit fee income. The increase in income tax expense was primarily attributable to higher levels of taxable income. The increase in net interest income is attributable to a $707 thousand decrease in interest expense, which was partially offset by a $649 thousand decrease in interest income. The decrease in interest expense was primarily due to lower average balances of fixed-rate legacy long-term FHLB borrowings and whole-sale time deposits during the quarter ended December 31, 2011, when compared to the same period in 2010. The decrease in interest income was primarily attributable to lower average balances of interest earning financial assets and lower realized yields on the Company’s investment and mortgage-backed securities portfolios, when compared to the same period in 2010. The decrease in non-interest expense was primarily due to decreases in ATM related and federal deposit insurance expenses, which were partially offset by an increase employee stock ownership plan expense, when compared to the same period in 2010. The change in the provision for loan losses was primarily attributable to lower levels of non-performing loans.

The Company’s three and six month earnings were positively impacted by higher levels of net interest income and lower non-interest expenses. Market interest rates continued to remain low by historical standards throughout the six months ended December 31, 2011. Despite this challenging environment, the Company selectively increased our available for sale investment allocation, increased total assets by about $24.6 million, and continued to increase Tier 1 capital. These actions allowed us to significantly bolster balance sheet liquidity while further strengthening our Tier 1 leverage capital ratio from 13.12% at June 30, 2011 to 13.47% at December 31, 2011. As market conditions improve, we anticipate continuing to grow our asset base.

WVS Financial Corp. owns 100% of the outstanding common stock of West View Savings Bank. The Savings Bank is a Pennsylvania-chartered, FDIC savings bank, which conducts business from six offices located in the North Hills suburbs of Pittsburgh, Pennsylvania. In January 2009, West View Savings Bank began its second century of service to our communities. The Bank wishes to thank our customers and host communities for allowing us to be their full service bank.

—TABLES ATTACHED—

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WVS FINANCIAL CORP. AND SUBSIDIARY

SELECTED CONSOLIDATED FINANCIAL DATA

(Dollars in thousands except per share data)

	December 31, 2011 (Unaudited)	June 30, 2011 (Unaudited)
Total assets	$253,507	$228,888
Cash and Cash Equivalents	2,235	1,960
Certificates of Deposits	2,585	3,668
Investment securities available-for-sale	34,963	1,064
Investment securities held-to-maturity	85,219	88,374
Mortgage-backed securities held-to-maturity	69,753	70,568
Net loans receivable	45,946	49,952
Deposits	140,752	143,766
FHLB advances: long-term	17,500	22,500
FHLB advances: short-term	64,752	32,059
Equity	29,398	28,878
Book value per share – Common Equity	14.29	14.03
Book value per share – Tier I Equity	15.14	14.92
Annualized Return on average assets	0.54%	0.43%
Annualized Return on average equity	4.21%	4.38%
Tier I leverage ratio	13.47%	13.12%

WVS FINANCIAL CORP. AND SUBSIDIARY

SELECTED CONSOLIDATED OPERATING DATA

(In thousands except per share data)

	Three Months Ended December 31, (Unaudited)		Six Months Ended December 31, (Unaudited)
	2011	2010	2011	2010
Interest income	$1,643	$2,292	$3,511	$4,913
Interest expense	369	1,076	776	2,819

Net interest income	1,274	1,216	2,735	2,094
Recovery of (provision for) loan losses	(20)	7	(39)	16

Net interest income after recovery of (provision for) loan losses	1,294	1,209	2,774	2,078
Non-interest income	18	154	118	279
Non-interest expense	882	1,040	1,859	1,945

Income before income tax expense	430	323	1,033	412
Income taxes	226	108	419	139

NET INCOME	$204	$215	$614	$273

EARNINGS PER SHARE:
Basic	$0.10	$0.10	$0.30	$0.13
Diluted	$0.10	$0.10	$0.30	$0.13

WEIGHTED AVERAGE SHARES OUTSTANDING:
Basic	2,057,930	2,057,930	2,057,930	2,057,930
Diluted	2,057,930	2,057,930	2,057,930	2,057,930